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WORLD
ACCESS [LOGO]



                  WORLD ACCESS COMPLETES SALE OF TELCO SYSTEMS

BATM Advanced Communications Acquires Subsidiary in a Deal Valued in Excess of $330 Million

         ATLANTA, GEORGIA - April 10, 2000 - World Access, Inc. (Nasdaq: WAXS) announced today that it has completed the sale of Telco Systems, Inc. to BATM Advanced Communications Limited (London Stock Exchange: BVC) for $260.8 million in cash and 960,000 shares of BATM stock. Telco Systems, based in Norwood, Massachusetts, manufactures network transport and access solutions for leading telecommunications service providers. BATM, based in Rosh Ha'ayn, Israel, is a data communications technology company that is quickly establishing a global leadership position in next generation data communications equipment, including edge access devices, multi-protocol switches, fiber-based networking equipment and IP mux switching solutions.

         John D. Phillips, Chairman and Chief Executive Officer of World Access, said, "The sale of Telco Systems represents a major step in our plan to add approximately $450 million in net cash to our balance sheet through the divestiture of our Equipment Group. This financial strength should allow us to aggressively pursue our strategy to establish a leadership position in the rapidly growing European telecommunications market. With our recent acquisitions of FaciliCom International and NETnet International, and our pending mergers with Star Telecommunications and WorldxChange Communications, we expect World Access to have an annual service revenue run rate in excess of $2.5 billion. We expect the Star and WorldxChange mergers to close early in the third quarter of this year."

         "BATM designs and manufactures high performance data communications systems that have been consistently praised for their innovative technology and high quality. We've been extremely impressed with BATM's financial performance over the past year and believe that Dr. Marom and his team will continue to develop revolutionary new switching and integrated access solutions that will quickly establish them as a major player in the worldwide data and telecommunications markets."

         Dr. Zvi Marom, Chief Executive Officer of BATM, said, "BATM's acquisition of Telco Systems is consistent with our stated strategy of establishing a stronger presence in the U.S. telecommunications equipment markets. Telco System's innovative EdgeLink products naturally complement BATM's switching and access solutions that cater to the network edge. On a combined basis, we anticipate that our bundled service offerings will become a compelling proposition to all telecom companies involved in developing the next generation of high speed telecom services. Furthermore, Telco System's direct sales force and well-developed direct and indirect sales channels establish a broad sales and marketing presence for BATM, especially in the


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United States telecommunications equipment markets. We intend to utilize Telco
System's customer development and retention programs as a basis for further retail account growth."

         In December 1999, World Access announced that it was pursuing strategic alternatives for its Equipment Group as part of a strategy to concentrate on the international telecommunications services market. In December, the Galaxy Engineering Services Division was sold to a private investment group. Late last week, the Wireless Local Loop Division was sold to Nera ASA, a Norwegian equipment manufacturer. The Company continues to evaluate offers for its NACT Switching Division.

ABOUT BATM

BATM Advanced Communications designs and manufactures data communications equipment primarily for use in local and wide area networks. Building on the success of its Titan T4, a LAN switch which supports the new small form factor optical fiber connections to the desktop, BATM has recently launched Titan T5, capable of twice the switching capacity of the Titan T4. These products combine fast switching with high levels of flexibility of network connectivity across both copper and fiber optic networks, including recent vDSL modules. Additionally, BATM has been developing a non-blocking Titan T6 switch, a prototype of which was recently profiled at the Geneva Telecom Show in October 1999. This generic switch demonstrated non-blocking switching capacity of 256 gigabit. As a next generation product, BATM is working on the development of a photonic switch, the Titan T8, capable of switching optical signals without conversion to electronic form. For additional information regarding BATM, please refer to the company's website at www.batm.com.

ABOUT WORLD ACCESS

World Access is focused on being a leading provider of bundled voice, data and Internet services to key regions of the world. The company competitively provides end-to-end communications services through its redundant digital network which is capable of supporting voice and data services, including frame relay, Internet Protocol (IP), asynchronous transfer mode (ATM) and multimedia applications. Located strategically throughout the U.S. and 13 European countries, World Access' network backbone consists of gateway and tandem switches, linked by an extensive fiber network encompassing tens of millions of circuit miles. For additional information regarding World Access, please refer to the Company's website at www.waxs.com.

THIS PRESS RELEASE MAY CONTAIN FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE SECURITIES REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE RISKS INCLUDE: POTENTIAL INABILITY TO IDENTIFY, COMPLETE AND INTEGRATE ACQUISITIONS; DIFFICULTIES IN EXPANDING INTO NEW BUSINESS ACTIVITIES; DELAYS IN NEW SERVICE OFFERINGS; THE POTENTIAL TERMINATION OF CERTAIN SERVICE AGREEMENTS OR THE INABILITY TO ENTER INTO ADDITIONAL SERVICE AGREEMENTS; AND OTHER RISKS DESCRIBED IN THE COMPANY'S SEC FILINGS, INCLUDING THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE COMPANY'S REGISTRATION STATEMENT ON FORM S-3 (NO. 333-43497), BOTH OF WHICH ARE INCORPORATED BY REFERENCE INTO THIS PRESS RELEASE.

WORLD ACCESS CONTACT:        MICHAEL F. MIES
(404-231-2025)               SENIOR V.P. OF FINANCE
HTTP://WWW.WAXS.COM

BATM CONTACT:                DR. ZVI MAROM              OFER BAR-NER
(972-393-86-000)             CHIEF EXECUTIVE OFFICER    CHIEF FINANCIAL OFFICER
HTTP://WWW.BATM.COM